EXHIBIT 4.1

SECOND SUPPLEMENTAL INDENTURE dated as of May 14, 2007 (this “Second Supplemental Indenture”) by and among FF-TSY HOLDING COMPANY II, LLC, a Delaware limited liability company (the “Company”), as issuer, FF-TSY HOLDING COMPANY II, INC., a Delaware corporation, (the “Co-Issuer”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC”), as guarantor, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”). Capitalized terms used in this Second Supplemental Indenture but not defined herein have the meanings given to such terms in the Indenture (as defined below).

WITNESSETH:

WHEREAS, Trustreet Properties, Inc., a Maryland corporation (“Trustreet”), heretofore executed and delivered an indenture dated as of March 23, 2005 between Trustreet and the Trustee (the “Original Indenture”), pursuant to which Trustreet issued $300,000,000 aggregate principal amount of 7 1/2% Senior Notes due 2015 (the “Notes”);

WHEREAS, Trustreet and the Company entered into an Assignment and Assumption Agreement dated as of February 26, 2007, pursuant to which Trustreet assigned on such date all of its assets, rights and properties to the Company and the Company agreed to assume, perform and, in due course, satisfy and discharge all obligations, debts and liabilities of Trustreet (the “Assignment and Assumption”);

WHEREAS, in connection with the Assignment and Assumption and as required by the Original Indenture, Trustreet, the Company, the Co-Issuer and the Trustee entered into a Supplemental Indenture dated as of February 26, 2007 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”) which amended the Original Indenture and provided for the express assumption by the Company of all obligations of Trustreet under the Original Indenture and the Notes;

WHEREAS, Section 9.01(a)(vi) of the Indenture provides that, without the consent of any Holder of a Note, the Company and the Trustee may amend or supplement the Indenture to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such Holder;

WHEREAS, in accordance with Section 9.01(b) of the Indenture, the Company has delivered to the Trustee its request, accompanied by a Board Resolution authorizing the Company’s execution of this Second Supplemental Indenture, that the Trustee duly execute and deliver this Second Supplemental Indenture;

WHEREAS, in accordance with Sections 7.02(b) and 11.04 of the Indenture, the Company has furnished to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case in form and substance satisfactory to the Trustee, stating that, in the opinion of the Company and such counsel, respectively, all conditions precedent to the effectiveness of this Second Supplemental Indenture have been satisfied; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and by the organizational documents of the Company, to make this Second Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, and for the equal and proportionate benefit of the Holders of Notes, the Company, the Co-Issuer, GECC and the Trustee hereby agree as follows:

ARTICLE ONE
AMENDMENTS TO THE INDENTURE

Section 1.1. Amendments to Article One.

(a) Section 1.01 of the Original Indenture is hereby further amended to insert therein the following new definitions in alphabetical order:

“GECC” means General Electric Capital Corporation, a Delaware corporation.

“Second Supplemental Indenture” means that certain Second Supplemental Indenture to the Indenture dated as of May 14, 2007 among the Company, the Co-Issuer, GECC and the Trustee.

Section 1.2. Amendments to Article Four.

(a) Section 4.03(a) of the Indenture is hereby amended by adding the following sentences after the penultimate sentence of such Section 4.03(a):

“Notwithstanding the foregoing, the Company shall be deemed to have complied with the requirements of the first two sentences of this Section 4.03(a) by the filing by GECC of such reports that GECC is required to file with the SEC pursuant to such Section 13(a) or 15(d); provided, that, (i) GECC is subject to Section 13(a) or 15(d) of the Exchange Act, (ii) the Company is not required by Sections 13(a) or 15(d) of the Exchange Act to file reports with the SEC, (iii) the Guarantee provided by GECC under Article Twelve of this Indenture remains in full force and effect, and (iv) GECC’s senior unsecured debt maintains a rating by S&P of A+ (or the equivalent) or higher and a rating by Moody’s of Aa1 (or the equivalent) or higher, provided, with respect to clause (iv), in each case, such ratings are publicly available, and provided further, with respect to clause (iv), that in the event S&P or Moody’s is no longer in existence for purposes of determining such rating, such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Company, notice of which shall be given to the Trustee. At any time that the requirements of the first two sentences of this Section 4.03(a) are complied with by the filing by GECC of such reports that GECC is required to file with the SEC pursuant to such Section 13(a) or 15(d), all references in this Indenture and the related documents to a balance sheet, reports or other information filed with the SEC or provided to the Trustee pursuant to this Section 4.03 shall instead be references to an available internal consolidated balance sheet of the Company and its Restricted Subsidiaries or available internal financial statements of the Company, respectively.”

(b) Section 4.03(b) of the Indenture is hereby amended by inserting “During any period for which the Company’s obligations under Section 4.03(a) may not be satisfied pursuant to the penultimate sentence thereof, ” in front of the word “If” at the beginning thereof and replacing the word “If” at the beginning thereof with the word “if”.

Section 1.3. Amendments to Article Eleven. Section 11.02(a) of the Original Indenture is hereby amended and restated in its entirety to read as follows:

(a) Any notice or communication by the Company, GECC or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next delivery, to the others’ address:

If to the Company and/or GECC:

FF-TSY Holding Company II, LLC
c/o General Electric Capital Corporation
260 Long Ridge Road
Stamford, CT 06927
Facsimile No.: (203) 357-4975
                Attention: Senior Vice President - Corporate Treasury and Global Funding Operation

with a copy to:

Hogan & Hartson LLP
555 13th Street, N.W.
Washington, D.C. 20004
Facsimile No.: (202) 637-5910
Attn: J. Warren Gorrell, Jr., Esq.
                          David P. Slotkin, Esq.

If to the Trustee:

Wells Fargo Bank, National Association
                Sixth & Marquette; N9303-120
                Minneapolis, MN 55479
                                Facsimile No.: (612) 667-9825
                                Attn: Corporate Trust Services - FF-TSY Administrator

Section 1.4. Addition of New Article Twelve. A new Article Twelve is hereby added to the Indenture, to read in its entirety as follows:

“ARTICLE TWELVE
GECC GUARANTEE

Section 12.01 Guarantee.

(a) By its execution of the Second Supplemental Indenture, GECC absolutely, unconditionally and irrevocably Guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the enforceability of this Indenture and the Notes or the obligations of the Company under the Indenture and the Notes, the due and punctual payment of the principal and interest and all other amounts due under the Indenture and the Notes when the same shall become due and payable, whether at maturity, pursuant to mandatory prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the Indenture and the Notes. The obligations of GECC hereunder shall be unsecured and shall rank pari passu with all of GECC’s other unsecured and unsubordinated Indebtedness. GECC hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture and the Notes, any change in or amendment thereto, the absence of any action to enforce the same, any waiver or consent by the Trustee or Holders of the Notes with respect to any provision thereof, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge or defense of GECC with respect to its obligations hereunder; provided, however, that nothing contained herein shall be deemed to be a waiver by GECC of presentment or demand of payment or notice to GECC with respect to the Notes and the obligations evidenced thereby or hereby. GECC waives any right of set-off or counterclaim it may have against Holders of Notes arising from any other relationship between any such Holder, as an obligee, and the Company, as an obligor. GECC covenants that its obligations hereunder will not be discharged except by complete performance of the obligations contained in this Indenture and the Notes.

(b) GECC shall be subrogated to all rights of Holders of the Notes in respect of any amounts paid by GECC pursuant to the provisions of this Section 12.01; provided, however, that GECC shall be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation only after the principal of and interest on the Notes and all other amounts owed to Holders of Notes under this Indenture and the Notes have been paid in full.

(c) The Guarantee of the Notes by GECC provided for herein shall continue to be effective or reinstated, as the case may be, if at any time any payment of principal of or interest on the Notes or any other amounts owed to the Holders of Notes under this Indenture and the Notes is rescinded or must otherwise be returned by such Holders upon the insolvency, bankruptcy or reorganization by GECC, the Company or otherwise, all as though such payment had not been made.”

ARTICLE II
MISCELLANEOUS

Section 2.1. Representations and Warranties of GECC. GECC represents and warrants to the Trustee that (i) it is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) the execution delivery and performance by it of this Second Supplemental Indenture have been authorized and approved by all corporate action on its part.

Section 2.2. Execution as Supplemental Indenture. This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Second Supplemental Indenture forms a part thereof. Except as herein expressly otherwise defined, the use of the terms and expressions herein is in accordance with the definitions, uses and constructions contained in the Indenture.

Section 2.3. Ratification of Original Indenture. The Indenture, as amended and supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed and shall continue in full force and effect in accordance with the provisions thereof.

Section 2.4. Provisions Binding on Successors. All agreements contained in this Second Supplemental Indenture made by the Company, the Co-Issuer and GECC shall bind their respective successors and assigns whether so expressed or not.

Section 2.5. No Recourse Against Others. Pursuant to Section 11.07 of the Indenture, no incorporator, shareholder, officer, director, employee or controlling person of GECC shall have any liability for any obligations of GECC under the Indenture and the Notes or for any claim based on, in respect of, or by reason of, such obligations and their creation.

Section 2.6. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.7. Severability. In case any provision in this Second Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

Section 2.8. Counterparts and Method of Execution. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original but such counterparts shall together constitute but one and the same.

Section 2.9. Titles and Headings. Section titles and headings are for descriptive purposes only and shall not control or alter the meaning of this Second Supplemental Indenture.

Section 2.10. Trustee. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company, the Co-Issuer and GECC and not of the Trustee.

Section 2.11. Trust Indenture Act Controls. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision of this Second Supplemental Indenture or the Indenture that is required to be included herein or in the Original Indenture by the Trust Indenture Act of 1939, as amended (the “Act”), as in force on the date this Second Supplemental Indenture is executed, the provision required by the Act shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be executed as of the day and year first above written.

FF-TSY HOLDING COMPANY II, LLC

By: /s/ Darren A. Kowalske
Name: Darren A. Kowalske
Title: President

FF-TSY HOLDING COMPANY II, INC.

By: /s/ Darren A. Kowalske
Name: Darren A. Kowalske
Title: President

GENERAL ELECTRIC CAPITAL CORPORATION

By: /s/ Darren A. Kowalske
Name: Darren A. Kowalske
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By: /s/ Timothy P. Mowdy
Name: Timothy P. Mowdy
Title: Vice President